Special Meetings of Shareholders

A special meeting of shareholders of the Growth Fund of the WM Trust II was convened on
February 3, 2005, at which shareholders approved the following:

A sub-advisory agreement for the Fund among the Fund, WM
Advisors, Inc. and Salomon Brothers Management, Inc. (Salomon).

			      Affirmative	 Against	Abstained	Total

Voted shares		101,638,863	 441,607	706,989	102,787,459
% of Outstanding Shares	96.723%	 0.420%     0.673%	97.816%
% of Shares Voted		98.883%	 0.429%	0.688%	100.000%

A special meeting of shareholders of the Small Cap Growth Fund of the WM Trust II was convened on March 24, 2005, at which shareholders approved the following:

A sub-advisory agreement for the Fund among the Fund, WM Advisors, Inc. and Oberweis Asset Management, Inc (Oberweis).

			       Affirmative  Against	  Abstained	  Total

Voted shares	       17,291,124	  1,625,278	   744,623	  19,661,025
% of Outstanding Shares	 64.384%	  6.052%       2.773%	  73.209%
% of Shares Voted		 87.946%	  8.267%	   3.787%	  100.000%

A sub-advisory agreement for the Fund among the Fund, WM Advisors, Inc. and Delaware Asset Management Company (Delaware).

			       Affirmative  Against	   Abstained   Total

Voted shares		 17,272,859	  1,671,757	    716,409	   19,661,025
% of Outstanding Shares	 64.316%	  6.225%        2.668%	   73.209%
% of Shares Voted		 87.853%	  8.503%	    3.644%	   100.000%